Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact:	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Reports $0.20 EPS for Fiscal 2012 Third Quarter;

Adjusted EBITDA Increases 19%

SCHAUMBURG, IL. — May 8, 2012 — Sparton Corporation (NYSE: SPA) today announced results for the third quarter of fiscal 2012 ended March 31, 2012. The Company reported third quarter sales of $55.0 million, up from $50.4 million in the third quarter of fiscal 2011. Reported net income for the third quarter of fiscal 2012 was $2.0 million or $0.20 per share, compared to net income of $2.5 million, or $0.25 per share, in the same quarter a year ago. After non-GAAP adjustments, which assume a 36% tax rate for both comparable periods and are described later in this press release, third quarter fiscal 2012 adjusted net income was $1.9 million, or $0.19 per share, compared to adjusted net income of $1.6 million, or $0.16 per share, in the prior year quarter.

Sparton President and CEO Cary Wood commented, “We are pleased with our third quarter performance which demonstrated growth in consolidated sales and adjusted earnings per share versus the prior year quarter. Our Medical business has been successful in neutralizing the impact of Siemens dual sourcing, by adding new customers and increasing business from acquired and legacy customers. Significant foreign sonobuoy shipments were mainly responsible for sales growth within our DSS business and drove improved operating results for this segment and the consolidated Company in the quarter, more than offsetting unfavorable product mix issues within our Complex Systems business.”

Consolidated results for the three and nine months ended March 31, 2012 and 2011:

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
($ in 000’s, except per share)	2012	2011	2012	2011
Net sales	$55,048	$50,352	$162,251	$142,450

Gross profit	9,161	8,202	26,241	22,775
Adjusted gross profit	9,055	8,202	26,135	22,775

Operating income	3,170	2,679	8,478	8,514
Adjusted operating income	3,064	2,558	8,313	5,902

Net income	2,005	2,523	5,456	8,188
Adjusted net income	1,937	1,611	5,269	3,706

Income per share – basic	0.20	0.25	0.53	0.80
Adjusted income per share – basic	0.19	0.16	0.52	0.36

Income per share – diluted	0.20	0.25	0.53	0.80
Adjusted income per share – diluted	0.19	0.16	0.51	0.36

Adjusted EBITDA	3,618	3,052	9,931	7,278

Third Quarter Financial Highlights

• Net sales of $55.0 million, representing a 6% increase from the same quarter last year, after the effect of the Company’s prior year acquisition of Byers Peak Incorporated.

• Adjusted net income of $1.9 million, or $0.19 per share, versus adjusted net income of $1.6 million, or $0.16 per share in the prior year quarter.

• Awarded twelve new business programs, of which seven were with new customers, during the third quarter of fiscal 2012 with estimated future annualized revenue of $7.6 million.

• Quarter end sales backlog of approximately $146.6 million, representing a 20% increase over a year ago.

• Adjusted EBITDA of $3.6 million versus adjusted EBITDA of $3.1 million in the prior year quarter.

• Repurchases of common shares for the third quarter totaled $1.5 million or approximately 180,000 shares.

Segment Results

Medical Device (“Medical”)

Medical sales increased approximately $1.7 million in the three months ended March 31, 2012 as compared with the same quarter last year. Excluding the impact of $4.8 million of decreased sales to Siemens due to its dual sourcing decision, and excluding $1.8 million of fiscal 2011 third quarter pre-acquisition sales related to Byers Peak, Medical sales increased approximately $4.7 million as compared with the same quarter last year. Mr. Wood stated, “The Company has successfully grown sales from our acquired businesses beyond historical levels through increased focus on quality and on-time delivery performance leading to increased satisfaction and program wins with these customers.” The adjusted gross profit percentage on Medical sales remained relatively consistent at 13% for the three months ended March 31, 2012 compared to 14% for the prior year quarter. This comparable margin on Medical sales reflects decreased capacity utilization at the Strongsville, Ohio facility and certain unfavorable product mix between the two periods, partially offset by increased capacity utilization at the Frederick, Colorado facility and cost management efforts at the Strongsville, Ohio facility. Selling and administrative expenses relating to the Medical segment were $1.4 million for each of the three months ended March 31, 2012 and 2011, respectively, reflecting cost savings from the consolidation of the Colorado facilities, offset by increased allocated corporate selling and administrative expenses in the current year quarter. Medical reported operating income of $2.0 million for each of the quarters ended March 31, 2012 and 2011, respectively. Adjusted operating income was $1.9 million in the current year quarter and unchanged in the prior year quarter.

Complex Systems (“CS”)

CS sales increased approximately $0.5 million in the three months ended March 31, 2012 reflecting increased intercompany sales as compared with the same quarter last year. Consistent sales to external customers as compared with the same quarter last year reflect $1.0 million of increased sales to multiple new and existing customers, offset by $1.0 million reduced demand for one customer’s programs. The gross profit percentage on CS sales decreased to 7% for the three months ended March 31, 2012 compared to 11% for the three months ended March 31, 2011. The quarter over quarter comparison primarily reflects unfavorable product mix and, to a lesser extent, certain new program start-up costs in the current year quarter. Mr. Wood commented, “While sales mix had the largest impact on the reduced gross margin percentage in fiscal 2012, recent new business wins, which are expected to enhance gross margin percentage in the long-term, also contributed to depressed current quarter gross margins. We expect to continue to incur increased overhead costs related to new program start-ups into our fiscal fourth quarter.” Selling and administrative expenses relating to the CS segment were $0.7 million for the three months ended March 31, 2012 compared to $0.8 million for the three months ended March 31, 2011, primarily reflecting decreased allocated corporate selling and administrative expenses in the current year quarter. CS reported operating income of $0.2 million for the quarter ended March 31, 2012 compared to operating income of $0.6 million in the prior year quarter.

Defense & Security Systems (“DSS”)

DSS sales increased approximately $3.0 million in the three months ended March 31, 2012 as compared with the same quarter last year, reflecting increased sonobuoy sales to foreign governments and, to a lesser extent, increased engineering sales revenue, partially offset by decreased U.S. Navy sonobuoy production and legacy digital compass sales in the current year quarter. Gross profit percentage was positively affected in the current year quarter by a significant increase in foreign sonobuoy sales, which typically carry higher margins, partially offset by the adverse impact from decreased digital compass sales, which also typically carry higher margins, and by increased costs resulting from continuing sonobuoy quality improvement activities in the current year quarter. Mr. Wood said, “While foreign sonobuoy orders can fluctuate greatly quarter to quarter, we are pleased with the solid contribution these sales have provided during the last four quarters.” Selling and administrative expenses relating to the DSS segment remained relatively consistent at $1.0 million and $0.9 million for the three months ended March 31, 2012 and 2011, respectively. The Company incurred $0.3 million of internally funded research and development expenses in each of the three months ended March 31, 2012 and 2011, respectively. DSS reported operating income of $3.3 million for the quarter ended March 31, 2012 compared to operating income of $2.1 million in the prior year quarter.

Liquidity and Capital Resources

Mr. Wood commented, “We are pleased to have successfully completed our $3.0 million share repurchase plan, purchasing an additional $1.5 million of our common shares in the third quarter. Additionally, we have initiated the process of securing a new debt facility to replace our current facility which is set to expire during the first quarter of fiscal 2013.”

As of March 31, 2012, the Company had approximately $27 million in cash and cash equivalents and no outstanding borrowings against available funds on its $20 million revolving credit facility provided in August 2009 by PNC Bank, National Association. The credit facility is subject to certain customary covenants with which the Company was in compliance at March 31, 2012.

Outlook

Mr. Wood concluded, “As we prepare to close out fiscal 2012, I am very encouraged that we will finish the year strong. We have continued to see solid momentum on the implementation of our strategic growth plan with additional new business awards which were converted from our robust opportunity funnel and we anticipate that success to carry forward as we enter fiscal 2013.”

Conference Call

Sparton will host a conference call with investors and analysts on May 9, 2012 at 10:00 a.m. CDT to discuss its fiscal year 2012 third quarter financial results, provide a general business update, and respond to investor questions. To participate, callers should dial (800) 926-4420. Participants should dial in at least 15 minutes prior to the start of the call. A Web presentation link is also available for the conference call: https://www.livemeeting.com/cc/gc_min_pro_usa/join?id=R5N4QC&role=attend. Investors and financial analysts are invited to ask questions after the presentation is made. The presentation and a replay of the call will be available on Sparton’s Web site: http://www.sparton.com in the “Investor Relations” section for up to two years after the conference call.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), Sparton Corporation has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain expenses and income, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate or add certain items of expense and income from total operating expense, other income (expense) and provision for (benefit from) income taxes. Management believes that this presentation is helpful to investors in evaluating the current operational and financial performance of our business and facilitates comparisons to historical results of operations. Management discloses this information along with a reconciliation of the comparable GAAP amounts to provide access to the detail and nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and impairment charges as well as certain gains on sales of assets, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

We exclude restructuring/impairment charges, gain on acquisition and the related subsequent gross margin effect of an inventory contingency settlement, gain on sale of property, plant and equipment, net and gain on sale of investment because we believe that they are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

In the first nine months of fiscal year 2011, we calculate a separate provision for income taxes for GAAP and non-GAAP purposes. For non-GAAP purposes we use a 36% effective tax rate, which represents the projected long-term effective tax rate on non-GAAP pretax income.

Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization as adjusted for restructuring/impairment charges, gain on acquisition and the related subsequent gross margin effect of an inventory contingency settlement, gain on sale of property, plant and equipment, net and gain on sale of investment.

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 112th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical, Military & Aerospace, and Industrial & Instrumentation. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Certain statements described in this press release are forward-looking statements within the scope of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar words or expressions. These forward-looking statements reflect Sparton’s current views with respect to future events and are based on currently available financial, economic and competitive data and its current business plans. Actual results could vary materially depending on risks and uncertainties that may affect Sparton’s operations, markets, prices and other factors. Important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, Sparton’s financial performance and the implementations and results of its ongoing strategic initiatives. For a more detailed discussion of these and other risk factors, see Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, in Sparton’s Form 10-K for the year ended June 30, 2011, and its other filings with the Securities and Exchange Commission. Sparton undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share data)

	March 31, 2012	June 30, 2011 (a)
Assets
Current Assets:
Cash and cash equivalents	$26,682	$24,550
Accounts receivable, net of allowance for doubtful accounts of $147 and $65, respectively	31,969	23,896
Inventories and cost of contracts in progress, net	39,252	38,752
Deferred income taxes	1,341	4,417
Prepaid expenses and other current assets	2,673	1,796

Total current assets	101,917	93,411
Property, plant and equipment, net	13,837	11,395
Goodwill	7,472	7,472
Other intangible assets, net	1,723	2,053
Deferred income taxes — non-current	5,754	5,740
Other non-current assets	665	2,538

Total assets	$131,368	$122,609

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$131	$126
Accounts payable	15,097	16,608
Accrued salaries and wages	5,863	5,626
Accrued health benefits	1,369	980
Current portion of pension liability	5	306
Advance billings on customer contracts	19,621	13,021
Other accrued expenses	5,663	5,421

Total current liabilities	47,749	42,088
Pension liability — non-current portion	—	41
Long-term debt — non-current portion	1,571	1,670
Environmental remediation — non-current portion	3,544	3,763

Total liabilities	52,864	47,562

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, no par value; 200,000 shares authorized, none outstanding	—	—
Common stock, $1.25 par value; 15,000,000 shares authorized, 10,038,008 and 10,236,484 shares issued and outstanding, respectively	12,548	12,796
Capital in excess of par value	18,776	20,635
Retained earnings	47,943	42,487
Accumulated other comprehensive loss	(763)	(871)

Total shareholders’ equity	78,504	75,047

Total liabilities and shareholders’ equity	$131,368	$122,609

(a)	Derived from the Company’s audited financial statements as of June 30, 2011.

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended		For the Nine Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net sales	$55,048	$50,352	$162,251	$142,450
Cost of goods sold	45,887	42,150	136,010	119,675

Gross profit	9,161	8,202	26,241	22,775

Operating Expense:
Selling and administrative expenses	5,509	5,143	16,455	15,666
Internal research and development expenses	347	282	963	564
Amortization of intangible assets	109	127	330	347
Restructuring/impairment charges	—	—	(59)	77
Gain on acquisition	—	—	—	(2,550)
Gain on sale of property, plant and equipment, net	—	(121)	—	(139)
Other operating expenses	26	92	74	296

Total operating expense, net	5,991	5,523	17,763	14,261

Operating income	3,170	2,679	8,478	8,514

Other income (expense)
Interest expense	(175)	(178)	(522)	(529)
Interest income	25	32	73	118
Gain on sale of investment	—	—	127	—
Other, net	113	105	346	300

Total other income (expense), net	(37)	(41)	24	(111)

Income before provision for income taxes	3,133	2,638	8,502	8,403
Provision for income taxes	1,128	115	3,046	215

Net income	$2,005	$2,523	$5,456	$8,188

Income per share of common stock:
Basic	$0.20	$0.25	$0.53	$0.80

Diluted	$0.20	$0.25	$0.53	$0.80

Weighted average shares of common stock outstanding:
Basic	10,055,459	10,223,928	10,204,444	10,211,187

Diluted	10,095,705	10,269,489	10,241,614	10,243,961

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	For the Nine Months Ended
	March 31, 2012	March 31, 2011
Cash Flows from Operating Activities:
Net income	$5,456	$8,188
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,272	1,076
Deferred income tax expense	3,042	342
Pension expense	21	427
Stock-based compensation expense	738	502
Gain on acquisition	—	(2,550)
Gain on sale of property, plant and equipment, net	—	(139)
Gain on sale of investment	(127)	—
Other	260	261
Changes in operating assets and liabilities:
Accounts receivable	(8,073)	(2,562)
Inventories and cost of contracts in progress	(500)	(1,602)
Prepaid expenses and other assets	(1,156)	(610)
Advance billings on customer contracts	6,600	(2,316)
Accounts payable and accrued expenses	(1,097)	2,428

Net cash provided by operating activities	6,436	3,445
Cash Flows from Investing Activities:
Purchase of certain assets of Delphi Medical	—	(8,419)
Purchase of certain assets of Byers Peak	—	(4,350)
Change in restricted cash	—	3,162
Purchases of property, plant and equipment	(3,383)	(2,274)
Proceeds from sale of property, plant and equipment	275	4,039
Proceeds from sale of investment	1,750	—

Net cash used in investing activities	(1,358)	(7,842)
Cash Flows from Financing Activities:
Repayment of long-term debt	(101)	(98)
Repurchase of stock	(2,997)	—
Proceeds from the exercise of stock options	152	25

Net cash used in financing activities	(2,946)	(73)

Net increase (decrease) in cash and cash equivalents	2,132	(4,470)
Cash and cash equivalents at beginning of period	24,550	30,589

Cash and cash equivalents at end of period	$26,682	$26,119

Supplemental disclosure of cash flow information:
Cash paid for interest	$264	$274
Cash paid (received) for income taxes	$481	$(81)

SPARTON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

(Dollars in thousands, except share data)

	Nine Months Ended March 31, 2012
	Common Stock		Capital In Excess	Retained	Accumulated Other Comprehensive
	Shares	Amount	of Par Value	Earnings	Income (Loss)	Total
Balance at June 30, 2011	10,236,484	$12,796	$20,635	$42,487	$(871)	$75,047
Issuance of stock	160,641	201	(201)	—	—	—
Forfeiture of restricted stock	(13,290)	(17)	17	—	—	—
Repurchase of stock	(368,068)	(460)	(2,537)	—	—	(2,997)
Exercise of stock options	22,241	28	124	—	—	152
Stock-based compensation	—	—	738	—	—	738
Comprehensive income, net of tax:
Net income	—	—	—	5,456	—	5,456
Change in unrecognized pension costs	—	—	—	—	108	108

Comprehensive income						5,564

Balance at March 31, 2012	10,038,008	$12,548	$18,776	$47,943	$(763)	$78,504

	Nine Months Ended March 31, 2011
	Common Stock		Capital In Excess	Retained	Accumulated Other Comprehensive
	Shares	Amount	of Par Value	Earnings	Income (Loss)	Total
Balance at June 30, 2010	10,200,534	$12,751	$19,864	$35,026	$(3,372)	$64,269
Issuance of stock	30,950	39	(39)	—	—	—
Exercise of stock options	5,000	6	19	—	—	25
Stock-based compensation	—	—	502	—	—	502
Comprehensive income, net of tax:
Net income	—	—	—	8,188	—	8,188
Change in unrecognized pension costs	—	—	—	—	420	420

Comprehensive income						8,608

Balance at March 31, 2011	10,236,484	$12,796	$20,346	$43,214	$(2,952)	$73,404

SPARTON CORPORATION AND SUBSIDIARIES

SELECT SEGMENT INFORMATION

(UNAUDITED)

(Dollars in thousands)

Sales:

	For the Three Months Ended March 31,			For the Nine Months Ended March 31,
SEGMENT	2012	2011	% Chg	2012	2011	% Chg
Medical	$27,046	$25,377	7%	$82,533	$70,072	18%
CS	12,812	12,291	4%	37,921	35,131	8%
DSS	19,363	16,350	18%	53,126	47,126	13%
Eliminations	(4,173)	(3,666)	14%	(11,329)	(9,879)	15%

Totals	$55,048	$50,352	9%	$162,251	$142,450	14%

Gross profit:

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
SEGMENT	2012	GP %	2011	GP %	2012	GP %	2011	GP %
Medical	$3,593	13%	$3,554	14%	$11,090	13%	$9,211	13%
CS	933	7%	1,364	11%	3,327	9%	3,020	9%
DSS	4,635	24%	3,284	20%	11,824	22%	10,544	22%

Totals	$9,161	17%	$8,202	16%	$26,241	16%	$22,775	16%

Adjusted gross profit:

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
SEGMENT	2012	GP %	2011	GP %	2012	GP %	2011	GP %
Medical	$3,487	13%	$3,554	14%	$10,984	13%	$9,211	13%
CS	933	7%	1,364	11%	3,327	9%	3,020	9%
DSS	4,635	24%	3,284	20%	11,824	22%	10,544	22%

Totals	$9,055	16%	$8,202	16%	$26,135	16%	$22,775	16%

Operating income (loss):

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
SEGMENT	2012	% of Sales	2011	% of Sales	2012	% of Sales	2011	% of Sales
Medical	$2,035	8%	$2,044	8%	$6,254	8%	$6,841	10%
CS	244	2%	568	5%	1,187	3%	559	2%
DSS	3,336	17%	2,068	13%	7,981	15%	7,459	16%
Other Unallocated	(2,445)	—	(2,001)	—	(6,944)	—	(6,345)	—

Totals	$3,170	6%	$2,679	5%	$8,478	5%	$8,514	6%

Adjusted operating income (loss):

	For the Three Months Ended March 31,				For the Nine Months Ended March 31,
SEGMENT	2012	% of Sales	2011	% of Sales	2012	% of Sales	2011	% of Sales
Medical	$1,929	7%	$2,044	8%	$6,118	7%	$4,368	6%
CS	244	2%	568	5%	1,187	3%	541	2%
DSS	3,336	17%	2,068	13%	7,981	15%	7,459	16%
Other Unallocated	(2,445)	—	(2,122)	—	(6,973)	—	(6,466)	—

Totals	$3,064	6%	$2,558	5%	$8,313	5%	$5,902	4%

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands, except share data)

	For the Three Months Ended March 31, 2012			For the Three Months Ended March 31, 2011
	GAAP	Non-GAAP Adjustments	Adjusted	GAAP	Non-GAAP Adjustments	Adjusted
Net sales	$55,048	$—	$55,048	$50,352	$—	$50,352
Cost of goods sold	45,887	106	45,993	42,150	—	42,150

Gross profit	9,161	(106)	9,055	8,202	—	8,202
Operating expense (income):
Selling and administrative expenses	5,509	—	5,509	5,143	—	5,143
Internal research and development expenses	347	—	347	282	—	282
Amortization of intangible assets	109	—	109	127	—	127
Gain on sale of property, plant and equipment, net	—	—	—	(121)	121	—
Other operating expenses	26	—	26	92	—	92

Total operating expense, net	5,991	—	5,991	5,523	121	5,644

Operating income	3,170	(106)	3,064	2,679	(121)	2,558

Other income (expense):
Interest expense	(175)	—	(175)	(178)	—	(178)
Interest income	25	—	25	32	—	32
Other, net	113	—	113	105	—	105

Total other income (expense), net	(37)	—	(37)	(41)	—	(41)

Income before provision for income taxes	3,133	(106)	3,027	2,638	(121)	2,517
Provision for income taxes	1,128	(38)	1,090	115	791	906

Net income	$2,005	$(68)	$1,937	$2,523	$(912)	$1,611

Income per share of common stock:
Basic	$0.20		$0.19	$0.25		$0.16

Diluted	$0.20		$0.19	$0.25		$0.16

Weighted average shares of common stock outstanding:
Basic	10,055,459		10,055,459	10,223,928		10,223,928

Diluted	10,095,705		10,095,705	10,269,489		10,269,489

	For the Nine Months Ended March 31, 2012			For the Nine Months Ended March 31, 2011
	GAAP	Non-GAAP Adjustments	Adjusted	GAAP	Non-GAAP Adjustments	Adjusted
Net sales	$162,251	$—	$162,251	$142,450	$—	$142,450
Cost of goods sold	136,010	106	136,116	119,675	—	119,675

Gross profit	26,241	(106)	26,135	22,775	—	22,775
Operating expense (income):
Selling and administrative expenses	16,455	—	16,455	15,666	—	15,666
Internal research and development expenses	963	—	963	564	—	564
Amortization of intangible assets	330	—	330	347	—	347
Restructuring/impairment charges	(59)	59	—	77	(77)	—
Gain on acquisition	—	—	—	(2,550)	2,550	—
Gain on sale of property, plant and equipment, net	—	—	—	(139)	139	—
Other operating expenses	74	—	74	296	—	296

Total operating expense, net	17,763	59	17,822	14,261	2,612	16,873

Operating income	8,478	(165)	8,313	8,514	(2,612)	5,902

Other income (expense):
Interest expense	(522)	—	(522)	(529)	—	(529)
Interest income	73	—	73	118	—	118
Gain on sale of investment	127	(127)	—	—	—	—
Other, net	346	—	346	300	—	300

Total other income (expense), net	24	(127)	(103)	(111)	—	(111)

Income before provision for income taxes	8,502	(292)	8,210	8,403	(2,612)	5,791
Provision for income taxes	3,046	(105)	2,941	215	1,870	2,085

Net income	$5,456	$(187)	$5,269	$8,188	$(4,482)	$3,706

Income per share of common stock:
Basic	$0.53		$0.52	$0.80		$0.36

Diluted	$0.53		$0.51	$0.80		$0.36

Weighted average shares of common stock outstanding:
Basic	10,204,444		10,204,444	10,211,187		10,211,187

Diluted	10,241,614		10,241,614	10,243,961		10,243,961

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended		For the Nine Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net income	$2,005	$2,523	$5,456	$8,188
Interest expense	175	178	522	529
Interest income	(25)	(32)	(73)	(118)
Provision for income taxes	1,128	115	3,046	215
Depreciation and amortization	441	389	1,272	1,076
Restructuring/impairment charges	—	—	(59)	77
Gain on acquisition	—	—	—	(2,550)
Gross profit effect of acquisition contingency settlement	(106)	—	(106)	—
Gain on sale of property, plant and equipment, net	—	(121)	—	(139)
Gain on sale of investment	—	—	(127)	—

Adjusted EBITDA	$3,618	$3,052	$9,931	$7,278

	For the Three Months Ended March 31, 2012
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Gross profit	$3,593	$933	$4,635	$—	$9,161

Gross profit effect of acquisition contingency settlement	(106)	—	—	—	(106)

Adjusted gross profit	$3,487	$933	$4,635	$—	$9,055

	For the Nine Months Ended March 31, 2012
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Gross profit	$11,090	$3,327	$11,824	$—	$26,241

Gross profit effect of acquisition contingency settlement	(106)	—	—	—	(106)

Adjusted gross profit	$10,984	$3,327	$11,824	$—	$26,135

SPARTON CORPORATION AND SUBSIDIARIES

RECONCILIATON OF NON-GAAP FINANCIAL MEASURES

(UNAUDITED)

(Dollars in thousands)

	For the Three Months Ended March 31, 2012
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income (loss)	$2,035	$244	$3,336	$(2,445)	$3,170

Gross profit effect of acquisition contingency settlement	(106)	—	—	—	(106)

Adjusted operating income (loss)	$1,929	$244	$3,336	$(2,445)	$3,064

Depreciation/amortization (a)	$178	$130	$108	$25	$441

	For the Three Months Ended March 31, 2011
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income (loss)	$2,044	$568	$2,068	$(2,001)	$2,679

Gain on sale of property, plant and equipment, net	—	—	—	(121)	(121)

Adjusted operating income (loss)	$2,044	$568	$2,068	$(2,122)	$2,558

Depreciation/amortization (a)	$191	$120	$61	$17	$389

	For the Nine Months Ended March 31, 2012
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income (loss)	$6,254	$1,187	$7,981	$(6,944)	$8,478

Restructuring/impairment charges	(30)	—	—	(29)	(59)
Gross profit effect of acquisition contingency settlement	(106)	—	—	—	(106)

Adjusted operating income (loss)	$6,118	$1,187	$7,981	$(6,973)	$8,313

Depreciation/amortization (a)	$525	$394	$303	$50	$1,272

	For the Nine Months Ended March 31, 2011
	Medical	CS	DSS	Corporate and Other Unallocated	Total
Operating income (loss)	$6,841	$559	$7,459	$(6,345)	$8,514

Restructuring/impairment charges	77	—	—	—	77
Gain on acquisition	(2,550)	—	—	—	(2,550)
Gain on sale of property, plant and equipment, net	—	(18)	—	(121)	(139)

Adjusted operating income (loss)	$4,368	$541	$7,459	$(6,466)	$5,902

Depreciation/amortization (a)	$531	$347	$145	$53	$1,076

(a)	While not a reconciling item between GAAP and non-GAAP operating income, depreciation/amortization is provided here for additional investor information purposes.